Exhibit 99.3
PART IV

Item 15.Exhibits, Financial Statements Schedules, and Reports on Form 8-K

(a)   Documents filed as a part of this report:

1.  Financial Statements
Management’s Report on Internal Control over Financial Reporting	F-1
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets-December 31, 2005 and 2004	F-4
Consolidated Statements of Operations-
Years Ended December 31, 2005, 2004 and 2003	F-5
Consolidated Statements of Shareholders’ Equity-
Years Ended December 31, 2005, 2004 and 2003	F-6
Consolidated Statements of Cash Flows-
Years Ended December 31, 2005, 2004 and 2003	F-7
Notes to Consolidated Financial Statements	F-8 to F-28

2.  Financial Statement Schedule
Schedule III
Real Estate and Accumulated Depreciation	F-29 to F-30

All other schedules have been omitted because of the absence of conditions under which they are required or because the required information is given in the above-listed financial statements or notes thereto.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, and for performing an assessment of the effectiveness of internal control over financial reporting as of December 31, 2005. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Management performed an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 based upon criteria in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our assessment, management determined that the Company’s internal control over financial reporting was effective as of December 31, 2005 based on the criteria in Internal Control-Integrated Framework issued by COSO.

Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

March 3, 2006

/s/ Stanley K. Tanger
Stanley K. Tanger
Chairman of the Board of Directors and Chief Executive Officer

/s/ Frank C. Marchisello Jr.
Frank C. Marchisello Jr.
Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTER PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Tanger Factory Outlet Centers, Inc.:

We have completed integrated audits of Tanger Factory Outlet Centers, Inc.'s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Tanger Factory Outlet Centers, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management's Report on Internal Controls Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 3, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 20, as to which the date is August 8, 2006.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,

	2005	2004
ASSETS
Rental property
Land	$120,715	$113,830
Buildings, improvements and fixtures	1,004,545	963,563
Construction in progress	27,606	---
	1,152,866	1,077,393
Accumulated depreciation	(253,765)	(224,622)
Rental property, net	899,101	852,771
Cash and cash equivalents	2,930	4,103
Assets held for sale	2,637	---
Investments in unconsolidated joint ventures	13,020	6,700
Deferred charges, net	64,555	58,851
Other assets	18,362	13,953
Total assets	$1,000,605	$936,378

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $901 and $0, respectively)	$349,099	$100,000
Mortgages payable (including premium of 5,771 and 9,346, respectively)	201,233	308,342
Unsecured note	53,500	53,500
Unsecured lines of credit	59,775	26,165
Total debt	663,607	488,007
Construction trade payables	13,464	11,918
Accounts payable and accrued expenses	23,954	17,026
Total liabilities	701,025	516,951

Commitments and contingencies
Minority interests
Consolidated joint venture	---	222,673
Operating partnership	49,366	35,621
Total minority interests	49,366	258,294

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 authorized, 2,200,000 shares issued and outstanding at December 31, 2005	55,000	---
Common shares, $.01 par value, 50,000,000 authorized, 30,748,716 and 27,443,016 shares issued and outstanding at December 31, 2005 and 2004, respectively	307	274
Paid in capital	338,688	274,340
Distributions in excess of earnings	(140,738)	(109,506)
Deferred compensation	(5,501)	(3,975)
Accumulated other comprehensive income	2,458	---
Total shareholders’ equity	250,214	161,133
Total liabilities, minority interests and shareholders’ equity	$1,000,605	$936,378

 The accompanying notes are an integral part of these consolidated financial statements.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the years ended December 31,

	2005	2004	2003
REVENUES
Base rentals	$131,227	$127,291	$75,510
Percentage rentals	6,346	5,269	3,106
Expense reimbursements	55,415	51,277	31,700
Other income	5,773	6,646	3,411
Total revenues	198,761	190,483	113,727

EXPENSES
Property operating	62,744	57,720	37,118
General and administrative	13,841	12,849	9,561
Depreciation and amortization	48,165	50,713	27,128
Total expenses	124,750	121,282	73,807
Operating income	74,011	69,201	39,920
Interest expense (including prepayment premium and deferred loan cost write off of $9,866 in 2005)	42,927	35,117	26,486
Income before equity in earnings of unconsolidated joint ventures, minority interests, discontinued operations and loss on sale of real estate	31,084	34,084	13,434
Equity in earnings of unconsolidated joint ventures	879	1,042	819
Minority interests
Consolidated joint venture	(24,043)	(27,144)	(941)
Operating partnership	(1,348)	(1,457)	(2,853)
Income from continuing operations	6,572	6,525	10,459
Discontinued operations, net of minority interest	2,360	521	2,390
Income before loss on sale of real estate	8,932	7,046	12,849
Loss on sale of real estate, net of minority interest	(3,843)	---	---
Net income	5,089	7,046	12,849
Less applicable preferred share dividends	(538)	---	(806)
Net income available to common shareholders	$4,551	$7,046	$12,043

Basic earnings per common share:
Income from continuing operations	$.08	$.24	$.48
Net income	.16	.26	.60

Diluted earnings per share:
Income from continuing operations	$.08	$.24	$.47
Net income	.16	.26	.59

 The accompanying notes are an integral part of these consolidated financial statements.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except share and per share data)
	Preferred shares	Common shares	Paid in capital	Distributions in excess of earnings	Deferred compensation	Accumulated other comprehensive income	Total shareholders’ equity
Balance, December 31, 2002	$1	$180	$161,102	$(70,485)	$-	$(163)	$90,635
Comprehensive income:
Net income	-	-	-	12,849	-	-	12,849
Other comprehensive income	-	-	-	-	-	118	118
Total comprehensive income	-	-	-	12,849	-	118	12,967
Conversion of 78,101 convertible
preferred shares into 1,418,156 common shares	(1)	14	(13)	-	-	-	-
Redemption of 1,489 convertible
preferred share	-	-	(372)	-	-	-	(372)
Compensation under Share and Unit
Option Plan	-	-	80	-	-	-	80
Issuance of 1,781,080 common
shares upon exercise of unit options	-	20	20,593	-	-	-	20,613
Issuance of 4.6 million common
shares, net of issuance costs of $5.2 million	-	46	87,946	-	-	-	87,992
Adjustment for minority interest in
Operating Partnership	-	-	(19,396)	-	-	-	(19,396)
Preferred dividends ($13.21 per share)	-	-	-	(890)	-	-	(890)
Common dividends ($1.23 per share)	-	-	-	(24,211)	-	-	(24,211)
Balance, December 31, 2003	-	260	249,940	(82,737)	-	(45)	167,418
Comprehensive income:
Net income	-	-	-	7,046	-	-	7,046
Other comprehensive income	-	-	-	-	-	45	45
Total comprehensive income	-	-	-	7,046	-	45	7,091
Compensation under Incentive Award Plan	-	-	54	-	1,422	-	1,476
Issuance of 619,480 common shares
upon exercise of unit options	-	6	8,160	-	-	-	8,166
Issuance of 690,000 common shares,
net of issuance costs of $799	-	6	13,167	-	-	-	13,173
Grant of share and unit options, net of
forfeitures, and 212,250 restricted shares	-	2	5,395	-	(5,397)	-	-
Adjustment for minority interest in
Operating Partnership	-	-	(2,376)	-	-	-	(2,376)
Common dividends ($1.245 per share)	-	-	-	(33,815)	-	-	(33,815)
Balance, December 31, 2004	-	274	274,340	(109,506)	(3,975)	-	161,133
Comprehensive income:
Net income	-	-	-	5,089	-	-	5,089
Other comprehensive income	-	-	-	-	-	2,458	2,458
Total comprehensive income	-	-	-	5,089	-	2,458	7,547
Compensation under Incentive Award Plan	-	-	10	-	1,555	-	1,565
Issuance of 167,700 common shares
upon exercise of unit options	-	2	2,193	-	-	-	2,195
Issuance of 2,200,000 7.5% Class C
preferred shares, net of issuance costs of $1,984	55,000	-	(1,984)	-	-	-	53,016
Issuance of 3,000,000 common
shares, net of issuance costs of $172	-	30	81,068	-	-	-	81,098
Grant of share options, net of
forfeitures, and 138,000 restricted shares	-	1	3,080	-	(3,081)	-	-
Adjustment for minority interest in
Operating Partnership	-	-	(20,019)	-	-	-	(20,019)
Common dividends ($1.28 per share)	-	-	-	(36,321)	-	-	(36,321)
Balance, December 31, 2005	$55,000	$307	$338,688	$(140,738)	$(5,501)	$2,458	$250,214

The accompanying notes are an integral part of these consolidated financial statements.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,

	2005	2004	2003
OPERATING ACTIVITIES:
Net income	$5,089	$7,046	$12,849
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	48,888	51,999	29,697
Amortization of deferred financing costs	1,691	1,454	1,304
Equity in earnings of unconsolidated joint ventures	(879)	(1,042)	(819)
Distributions received from unconsolidated joint ventures	2,000	1,975	1,775
Consolidated joint venture minority interest	24,043	27,144	941
Operating partnership minority interest (including discontinued operations)	988	1,580	3,550
Compensation expense related to restricted shares and share options granted	1,565	1,476	102
Amortization of debt premiums and discounts, net	(2,719)	(2,506)	(149)
Loss on sale of real estate	4,690	1,460	147
Gain on sale of outparcels of land	(1,554)	(1,510)	---
Net accretion of market rent rate adjustment	(741)	(1,065)	(37)
Straight-line base rent adjustment	(1,750)	(389)	149
Increases (decreases) due to changes in:
Other assets	(4,024)	(1,889)	(6,194)
Accounts payable and accrued expenses	6,615	(917)	3,246
Net cash provided by operating activities	83,902	84,816	46,561
INVESTING ACTIVITIES:
Acquisition of rental properties	---	---	(324,557)
Acquisition of interest in COROC joint venture	(285,974)	---	---
Additions of rental properties	(44,092)	(15,836)	(9,342)
Additions to investments in unconsolidated joint ventures	(7,090)	---	(4,270)
Additions to deferred lease costs	(3,218)	(1,973)	(1,576)
Net proceeds from sales of real estate	3,811	20,416	8,671
Increase in escrow from rental property sale	---	---	4,008
Other	---	---	(2)
Net cash (used in) provided by investing activities	(336,563)	2,607	(327,068)
FINANCING ACTIVITIES:
Cash dividends paid	(36,321)	(33,815)	(25,101)
Distributions to consolidated joint venture minority interest	(21,386)	(22,619)	---
Distributions to operating partnership minority interest	(7,766)	(7,554)	(7,453)
Net proceeds from sale of preferred shares	53,016	---	---
Net proceeds from sale of common shares	81,098	13,173	87,992
Contributions from minority interest partner in consolidated joint venture	800	---	217,207
Proceeds from borrowings and issuance of debt	518,027	88,600	133,631
Repayments of debt	(338,865)	(138,406)	(136,574)
Additions to deferred financing costs	(2,534)	(701)	(672)
Payments for redemption of preferred shares	---	---	(372)
Proceeds from settlement of US Treasury rate lock	3,224	---	---
Proceeds from exercise of share and unit options	2,195	8,166	20,613
Net cash provided by (used in) financing activities	251,488	(93,156)	289,271
Net (decrease) increase in cash and cash equivalents	(1,173)	(5,733)	8,764
Cash and cash equivalents, beginning of year	4,103	9,836	1,072
Cash and cash equivalents, end of year	$2,930	$4,103	$9,836

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Organization of the Company

Our factory outlet centers and other assets are held by, and all of our operations are conducted by, Tanger Properties Limited Partnership and subsidiaries.  Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.  Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc. and subsidiaries and the term “Operating Partnership” refers to Tanger Properties Limited Partnership and subsidiaries.  The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the text requires.

We own the majority of the units of partnership interest issued by the Operating Partnership through our two wholly-owned subsidiaries, the Tanger GP Trust and the Tanger LP Trust.  The Tanger GP Trust controls the Operating Partnership as its sole general partner.  The Tanger LP Trust holds a limited partnership interest.  The Tanger family, through its ownership of the Tanger Family Limited Partnership, or TFLP, holds the remaining units as a limited partner.  Stanley K. Tanger, our Chairman of the Board and Chief Executive Officer, is the sole general partner of TFLP.

As of December 31, 2005, our wholly-owned subsidiaries owned 15,374,358 units and TFLP owned the remaining 3,033,305 units.  Each of TFLP’s units is exchangeable for two of our common shares, subject to certain limitations to preserve our status as a REIT.

2.   Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include our accounts, our wholly-owned subsidiaries, as well as the Operating Partnership and its subsidiaries.  Intercompany balances and transactions have been eliminated in consolidation.  Investments in real estate joint ventures that represent non-controlling ownership interests are accounted for using the equity method of accounting.

In 2003, the FASB issued Financial Accountings Standards Board Interpretation No. 46 (Revised 2003): “Consolidation of Variable Interest Entities: An Interpretation of ARB No. 51, or FIN 46R, which clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  The provisions of FIN 46R were effective for all variable interests in variable interest entities in 2004 and thereafter. We were considered the primary beneficiary of our joint venture, COROC Holdings, LLC, or COROC, under the provisions of FIN 46R prior to us purchasing the remaining two-thirds interest in the venture in November 2005.  Therefore, the results of operations and financial position of COROC were included in our Consolidated Financial Statements since the acquisition date.  We have evaluated Deer Park Enterprise, LLC, or Deer Park, Tanger Wisconsin Dells, LLC, or Wisconsin Dells  and TWMB Associates, LLC, or TWMB, (Note 5) and have determined that under the current facts and circumstances we are not required to consolidate these entities under the provisions of FIN 46R.

Share Split - Our Board of Directors declared a 2 for 1 split of our common shares on November 29, 2004, effected in the form of a share dividend, payable on December 28, 2004.  We retained the current par value of $.01 per share for all common shares.  All references to the number of shares outstanding, per share amounts and share option data of our common shares have been restated to reflect the effect of the split for all periods presented.  Shareholders’ equity reflects the split by reclassifying from additional paid-in capital to common shares an amount equal to the par value of the additional shares arising from the split.

Minority Interests– “Minority interest operating partnership” reflects TFLP’s percentage ownership of the Operating Partnership’s units.  Income is allocated to TFLP based on its respective ownership interest.  “Minority interest consolidated joint venture” reflects our partner’s ownership interest through November 2005 in the COROC joint venture which was consolidated under the provisions of FIN 46R.  We purchased the interest owned by the minority interest partner in the COROC joint venture in November 2005 and therefore there is no consolidated joint venture minority interest remaining at December 31, 2005.

Related Parties– We account for related party transactions under the guidance of FASB No. 57 “Related Party Disclosures”.  TFLP (Note 1) is a related party which holds a limited partnership interest in and is the minority owner of the Operating Partnership.  Stanley K. Tanger, the Company’s Chairman of the Board and Chief Executive Officer, is the sole general partner of TFLP.  The only material related party transaction with TFLP is the payment of quarterly distributions of earnings which were $7.8, $7.6 and $7.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The nature of our relationships and the related party transactions for our unconsolidated joint ventures are discussed in Footnote 5.

Reclassifications - Certain amounts in the 2004 and 2003 consolidated statements of operations have been reclassified to the caption “discontinued operations” as required by FAS 144.  Also, certain amounts in the 2004 consolidated balance sheet have been reclassified from other assets to the caption “investments in unconsolidated joint ventures”.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Operating Segments -We aggregate the financial information of all centers into one reportable operating segment because the centers all have similar economic characteristics and provide similar products and services to similar types and classes of customers.

Rental Property - Rental properties are recorded at cost less accumulated depreciation.  Costs incurred for the construction and development of properties, including certain general and overhead costs, are capitalized.  The amount of general and overhead costs capitalized is based on our estimate of the amount of costs directly related to the construction or development of these assets.  Direct costs to acquire assets are capitalized once the acquisition becomes probable.  Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.  We generally use estimated lives ranging from 25 to 33 years for buildings and improvements, 15 years for land improvements and seven years for equipment.  Expenditures for ordinary maintenance and repairs are charged to operations as incurred while significant renovations and improvements, including tenant finishing allowances, that improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life.  Interest costs are capitalized during periods of active construction for qualified expenditures based upon interest rates in place during the construction period until construction is substantially complete.  Capitalized interest costs are amortized over lives which are consistent with the constructed assets.

In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”, or FAS 141, we allocate the purchase price of acquisitions based on the fair value of land, building, tenant improvements, debt and deferred lease costs and other intangibles, such as the value of leases with above or below market rents, origination costs associated with the in-place leases, the value of in-place leases and tenant relationships, if any. We depreciate the amount allocated to building, deferred lease costs and other intangible assets over their estimated useful lives, which generally range from three to 40 years. The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease. The value associated with in-place leases is amortized over the remaining lease term and tenant relationships is amortized over the expected term, which includes an estimated probability of the lease renewal. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related deferred lease costs will be written off. The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date). We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

Buildings, improvements and fixtures consist primarily of permanent buildings and improvements made to land such as landscaping and infrastructure and costs incurred in providing rental space to tenants. Interest costs capitalized during 2005, 2004 and 2003 amounted to $665,000, $201,000 and $141,000, respectively and development costs capitalized amounted to $685,000, $684,000 and $479,000, respectively. Depreciation expense for each of the years ended December 31, 2005, 2004 and 2003 was $38,137,000, $38,968,000 and $27,211,000, respectively.

The pre-construction stage of project development involves certain costs to secure land control and zoning and complete other initial tasks essential to the development of the project.  These costs are transferred from other assets to rental property under construction when the pre-construction tasks are completed.  Costs of unsuccessful pre-construction efforts are charged to operations when the project is abandoned.

Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.  Cash balances at a limited number of banks may periodically exceed insurable amounts.  We believe that we mitigate our risk by investing in or through major financial institutions.  Recoverability of investments is dependent upon the performance of the issuer.

Deferred Charges – Deferred charges includes deferred lease costs and other intangible assets consisting of fees and costs incurred, including certain general and overhead costs, to initiate operating leases and are amortized over the average minimum lease term.  Deferred lease costs and other intangible assets also include the value of leases and origination costs deemed to have been acquired in real estate acquisitions in accordance with FAS 141.  See “Rental Property” under this section above for a discussion.  Deferred financing costs include fees and costs incurred to obtain long-term financing and are amortized over the terms of the respective loans using the straight line method which approximates the effective interest method.  Unamortized deferred financing costs are charged to expense when debt is retired before the maturity date.

Guarantees of Indebtedness - In November 2002, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, or FIN 45, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees.  FIN 45 applies to all guarantees entered into or modified after December 31, 2002.  Based on this criterion, the guarantee of indebtedness by us in Deer Park (Note 5) is accounted for under the provisions of FIN 45.  FIN 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee; this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur.  The initial measurement of this liability is the fair value of the guarantee at inception.  The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.  We recorded at inception, the fair value of our guarantee of the Deer Park joint venture’s debt as a debit to our investment in Deer Park and a credit to a liability of approximately $121,000.  We have elected to account for the release from obligation under the guarantee by the straight-line amortization method over the life of the guarantee.  The initial guarantee expired in October 2005; however, the loan that the guarantee related to was extended for an additional year.  Therefore, we recorded the fair value of the guarantee of $61,000 for the one year period in October 2005 and are also amortizing the release from obligation utilizing the straight-line amortization method. The recorded value of the guarantees was $46,000 and $48,000 at December 31, 2005 and 2004, respectively.

Impairment of Long-Lived Assets – Rental property held and used by us is reviewed for impairment in the event that facts and circumstances indicate the carrying amount of an asset may not be recoverable. In such an event, we compare the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount, and if less, recognize an impairment loss in an amount by which the carrying amount exceeds its fair value which is calculated as estimated, discounted future cash flows associated with the asset.  We believe that no impairment existed at December 31, 2005.

Real estate assets designated as held for sale are stated at their fair value less costs to sell or carrying value if greater. We classify real estate as held for sale when it meets the requirements of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or FAS 144, and our Board of Directors approves the sale of the assets. Subsequent to this classification, no further depreciation is recorded on the assets. The operating results of real estate assets newly designated as held for sale and for assets sold are included in discontinued operations for all periods presented in our results of operations.
Derivatives - We selectively enter into interest rate protection agreements to mitigate changes in interest rates on our variable rate borrowings.  The notional amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to loss.  None of these agreements are used for speculative or trading purposes.

We recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at their fair value in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by FAS 137 and FAS 138, collectively FAS 133. FAS 133 also requires us to measure the effectiveness, as defined by FAS 133, of all derivatives. We formally document our derivative transactions, including identifying the hedge instruments and hedged items, as well as our risk management objectives and strategies for entering into the hedge transaction. At inception and on a quarterly basis thereafter, we assess the effectiveness of derivatives used to hedge transactions. If a cash flow hedge is deemed effective, we record the change in fair value in other comprehensive income. If after assessment it is determined that a portion of the derivative is ineffective, then that portion of the derivative's change in fair value will be immediately recognized in earnings.

Income Taxes -We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code, or the Code.  A REIT which distributes at least 90% of its taxable income to its shareholders each year and which meets certain other conditions is not taxed on that portion of its taxable income which is distributed to its shareholders.  We intend to continue to qualify as a REIT and to distribute substantially all of our taxable income to our shareholders.  Accordingly, no provision has been made for Federal income taxes.  We paid dividends on our Series A Cumulative Redeemable Preferred Shares, which we refer to as Series A Preferred Shares, of $13.21 per share in 2003, all of which are treated as ordinary income.  In November 2005, we issued 7.5% Class C Cumulative Preferred Shares (liquidation preference $25.00 per share), which we refer to as Class C Preferred Shares, however, no dividends were paid during the year.  For income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof.  Dividends per share were taxable as follows:

Common dividends per share:	2005	2004	2003
Ordinary income	$ .640	$ .448	$ .270
Return of capital	.640	.797	.959
	$ 1.280	$ 1.245	$ 1.229

The following reconciles net income available to common shareholders to taxable income available to common shareholders for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Net income available to common shareholders	$ 4,551	$7,046	$ 12,043
Book/tax difference on:
Depreciation and amortization	7,469	356	(474)
Gain (loss) on sale of real estate	167	(1,180)	(2,470)
COROC income allocation	5,219	6,237	---
Stock option compensation	(1,666)	(3,782)	(6,689)
Other differences	(549)	1,287	(31)
Taxable income available to common shareholders	$15,191	$ 9,964	$ 2,379

Revenue Recognition– Base rentals are recognized on a straight-line basis over the term of the lease.  Substantially all leases contain provisions which provide additional rents based on tenants’ sales volume (“percentage rentals”) and reimbursement of the tenants’ share of advertising and promotion, common area maintenance, insurance and real estate tax expenses.  Percentage rentals are recognized when specified targets that trigger the contingent rent are met.  Expense reimbursements are recognized in the period the applicable expenses are incurred.  Payments received from the early termination of leases are recognized as revenue from the time the payment is received until the tenant vacates the space.  The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related above or below market lease value will be written off.

We provide management, leasing and development services for a fee for certain properties that are not owned by us or that we partially owned through a joint venture. Fees received for these services are recognized as other income when earned.

Concentration of Credit Risk - We perform ongoing credit evaluations of our tenants.  Although the tenants operate principally in the retail industry, the properties are geographically diverse.  No single tenant accounted for 10% or more of combined base and percentage rental income during 2005, 2004 or 2003.

The Riverhead, New York; Foley, Alabama and Rehoboth Beach, Delaware centers are the only properties that comprise more than 10% of our consolidated gross revenues or consolidated total assets. The center in Riverhead, New York is our only center that comprises more than 10% of our consolidated gross revenues for the year ended December 31, 2005.  The Riverhead center, which was originally constructed in 1994 and now totals 729,315 square feet, represented 13% of our consolidated gross revenue for the year ended December 31, 2005.  The Foley and Rehoboth centers, acquired in December 2003, represent 11% and 12% respectively of our consolidated total assets as of December 31, 2005.  The Foley and Rehoboth centers are 557,093 and 568,873 square feet, respectively.  The occupancy rates as of December 31, 2005 for the Riverhead, Rehoboth Beach and Foley centers were 99%, 99% and 97%, respectively.

Supplemental Cash Flow Information - We purchase capital equipment and incur costs relating to construction of new facilities, including tenant finishing allowances.  Expenditures included in construction trade payables as of December 31, 2005, 2004 and 2003 amounted to $13,464,000, $11,918,000 and $4,345,000, respectively.  Interest paid, net of interest capitalized, in 2005, 2004 and 2003 was $50,968,000, $36,735,000 and $24,906,000, respectively.  Interest paid for 2005 includes a prepayment premium for the early extinguishment of the John Hancock mortgage debt (Note 8) of approximately $9.4 million which was included in interest expense.

Non cash financing activities that occurred during 2003 included the assumption of mortgage debt in the amount of $198,258,000, including a premium of $11,852,000 related to the acquisition of the Charter Oak portfolio by COROC.  In association with the acquisition in 2005 of the final two-thirds interest in COROC, we recorded a reduction in the fair value of debt of $883,000 related to the mortgage assumed in the original COROC transaction.  Also, in 2003 and as discussed in Note 10, we converted 78,701 of our Series A Preferred Shares into 1,418,156 of our common shares.

Accounting for Stock Based Compensation - We may issue non-qualified share options and other share-based awards under the Amended and Restated Incentive Award Plan, or the Incentive Award Plan.    Effective January 1, 2003, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, or FAS 123.  Under the modified prospective method of adoption selected by us under the provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure – An Amendment of FAS 123”, or FAS 148, compensation cost recognized in 2003 is the same as that which would have been recognized had the recognition provisions of FAS 123 been applied from its original effective date.  In accordance with this adoption method under FAS 148, results for prior periods have not been restated.

New Accounting Pronouncements - In December 2004, the FASB issued SFAS No. 123R (Revised), “Share-Based Payment” (“FAS 123R”).  FAS 123R is a revision of FAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB  25.  Among other items, FAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.  We adopted FAS 123R effective January 1, 2006 using a modified prospective application.  FAS 123R, which provides certain changes to the method for valuing share-based compensation among other changes, will apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date and which are ultimately expected to vest will be recognized over the remaining service period using the compensation cost calculated under FAS 123, which we adopted on January 1, 2003.  We will incur additional expense during 2006 related to new awards granted during 2006 that cannot yet be quantified.  We are in the process of determining how the guidance regarding valuing share-based compensation as prescribed in FAS 123R will be applied to valuing share-based awards granted after the effective date and the impact that the recognition of compensation expense related to such awards will have on our financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which we refer to as FIN 47.  FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset.  This interpretation is effective no later than the end of fiscal years ending December 31, 2005.  Adoption did not have any effect on our consolidated financial statements.

In June 2005, the FASB ratified the EITF’s consensus on Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”.  This consensus establishes the presumption that general partners in a limited partnership control that limited partnership regardless of the extent of the general partners ownership interest in the limited partnership.  The consensus further establishes that the rights of the limited partners can overcome the presumption of control by the general partners, if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights.  Whether the presumption of control is overcome is a matter of judgment based on the facts and circumstances, for which the consensus provides additional guidance.  This consensus is currently applicable to us for new or modified partnerships, and will otherwise be applicable to existing partnerships in 2006. This consensus applies to limited partnerships or similar entities, such as limited liability companies that have governing provisions that are the functional equivalent of a limited partnership. We believe this consensus will have no impact on the accounting treatment currently applied to our joint ventures.

3.       Acquisitions

COROC Holdings, LLC

In December 2003, COROC, a joint venture in which we initially had a one-third ownership interest and have consolidated for financial reporting purposes under the provisions of FIN 46R, purchased the 3.3 million square foot Charter Oak portfolio of outlet center properties for $491.0 million, including the assumption of $186.4 million of cross-collateralized debt which has a stated, fixed interest rate of 6.59% and matures in July 2008.  We recorded the debt at its fair value of $198.3 million, with an effective interest rate of 4.97%.  Accordingly, a debt premium of $11.9 million was recorded and is being amortized over the life of the debt.  We funded the majority of our share of the equity required for the transaction through the issuance of 4.6 million common shares on December 10, 2003, generating approximately $88.0 million in net proceeds.  The results of the Charter Oak portfolio have been included in the consolidated financial statements since December 19, 2003.

In November 2005, we purchased for $286.0 million (including acquisition costs) the remaining two-thirds interest in this joint venture.  We recorded a debt discount of $883,000 with an effective interest rate of 5.25% to reflect the fair value of the debt deemed to have been acquired in the acquisition.  The transaction was funded with a combination of common and preferred shares and senior unsecured notes.

We allocated the purchase price in accordance with FAS 141.  Since we previously owned a one-third interest in COROC, the allocation of the purchase price reflects the acquisition of our two-thirds share of the difference between the fair value of the COROC portfolio and underlying book value of the assets and liabilities at the date of acquisition.  The following table reconciles the purchase price of $282.5 million to the total assets recorded (in thousands):

Purchase price	$282,500
Acquisition costs	3,474
Joint venture partner minority interest	(226,130)
Debt discount	(883)
Total	$58,961

The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed as of November 2005, the date of acquisition and the weighted average amortization period by major intangible asset class (in thousands):
	Value	Weighted amortization period
Rental property
Land	$ 7,891
Buildings, improvements and fixtures	39,478
Total rental property	47,369
Deferred lease costs and other intangibles
Below market lease value	(4,689)	3.5
Lease in place value	6,632	6.4
Tenant Relationships	8,604	7.2
Present value of lease & legal costs	1,045	4.3
Total deferred lease costs and other intangibles	11,592
Subtotal	58,961
Debt discount	883
Net assets acquired	$59,844

The following condensed pro forma (unaudited) information assumes the acquisition of the remaining two-thirds interest in COROC had occurred as of the beginning of each respective period and that the issuance of 3.0 million common shares, 2.2 million Class C Preferred Shares and $250 million of 6.15% senior unsecured notes also occurred as of the beginning of each respective period (in thousands except per share data):

	For the Year Ended
	December 31,
	2005	2004

Revenues	$ 203,753	$ 195,791

Net income	$ 15,731	$ 18,186

Basic earnings per share:
Net income	$ .38	$ .47
Weighted average common shares outstanding	30,385	30,044

Diluted earnings per share:
Net income	$ .38	$ .46
Weighted average common shares outstanding	30,651	30,261

4.       Development of Rental Properties

Locust Grove, Georgia

During 2005, we completed the construction of a 46,400 square foot expansion at our center located in Locust Grove, Georgia.  Tenants include Polo/Ralph Lauren, Sketchers, Children's Place and others.  Our Locust Grove center now totals approximately 294,000 square feet.

Foley, Alabama

During 2005, we completed the construction of a 21,300 square foot expansion at our center located in Foley, Alabama. Tenants include Ann Taylor, Skechers, Tommy Hilfiger and others.  The Foley center now totals approximately 557,000 square feet.

Charleston, South Carolina

We have met our internal minimum pre-leasing requirements of 50% and closed on the acquisition of the land for a center located near Charleston, South Carolina.  Construction is currently taking place and we expect the center to be approximately 352,000 square feet upon total build out with a scheduled opening date in late 2006.

5.       Investments in Unconsolidated Joint Ventures

Our investment in unconsolidated joint ventures as of December 31, 2005 and 2004 was $13.0 million and $6.7 million, respectively.  We have evaluated the accounting treatment for each of the joint ventures under the guidance of FIN 46R and have concluded based on the current facts and circumstances that the equity method of accounting should be used to account for the individual joint ventures.  We are members of the following unconsolidated real estate joint ventures:

Joint Venture	Our Ownership %	Project Location
TWMB Associates, LLC	50%	Myrtle Beach, South Carolina
Tanger Wisconsin Dells, LLC	50%	Wisconsin Dells, Wisconsin
Deer Park Enterprise, LLC	33%	Deer Park, New York

These investments are recorded initially at cost and subsequently adjusted for our net equity in the venture’s income (loss) and cash contributions and distributions.  Our investments in real estate joint ventures are reduced by 50% of the profits earned for leasing and development services we provided to TWMB and Wisconsin Dells.  The following management, leasing and development fees were recognized from services provided to TWMB and Wisconsin Dells during the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Year Ended December 31,

	2005	2004	2003
Fee:
Management	$ 327	$ 288	$ 174
Leasing	6	212	214
Development	---	28	9
Total Fees	$ 333	$ 528	$ 397

Our carrying value of investments in unconsolidated joint ventures differs from our share of the assets reported in the “Summary Balance Sheets – Unconsolidated Joint Ventures” shown below due to adjustments to the book basis, including intercompany profits on sales of services that are capitalized by the unconsolidated joint ventures.  The differences in basis are included in our investment in unconsolidated joint ventures and are amortized over the various useful lives of the related assets.

TWMB Associates, LLC

In September 2001, we established TWMB, a joint venture in which we have a 50% ownership interest, to construct and operate the Tanger Outlet Center in Myrtle Beach, South Carolina.  We and our venture partner each contributed $4.3 million in cash for a total initial equity in TWMB of $8.6 million.  In June 2002 the first phase opened with approximately 260,000 square feet.  Since 2002 we have opened two additional phases with the final one opening in the summer of 2004.  Total additional equity contributions for the second and third phases aggregated $2.8 million by each partner.  The Myrtle Beach center now consists of approximately 402,000 square feet and has over 90 name brand tenants.  The center cost approximately $51.1 million to construct.

During March 2005, TWMB, entered into an interest rate swap agreement with Bank of America with a notional amount of $35 million for five years.  Under this agreement, TWMB receives a floating interest rate based on the 30 day LIBOR index and pays a fixed interest rate of 4.59%.  This swap effectively changes the rate of interest on $35 million of variable rate mortgage debt to a fixed rate of 5.99% for the contract period.

In April 2005, TWMB obtained non-recourse, permanent financing to replace the construction loan debt that was utilized to build the outlet center in Myrtle Beach, South Carolina.  The new mortgage amount is $35.8 million with a rate of LIBOR + 1.40%.  The note is for a term of five years with payments of interest only. In April 2010, TWMB has the option to extend the maturity date of the loan two more years until 2012.  All debt incurred by this unconsolidated joint venture is collateralized by its property.

Tanger Wisconsin Dells, LLC

In March 2005, we established Wisconsin Dells, a joint venture in which we have a 50% ownership interest, to construct and operate a Tanger Outlet center in Wisconsin Dells, Wisconsin.  We and our venture partner each made an initial capital contribution of $50,000 to the joint venture in June 2005.  During the fourth quarter of 2005, our venture partner contributed land to Wisconsin Dells with a value of approximately $5.7 million and we made an equal capital contribution to Wisconsin Dells of approximately $5.7 million in cash.  Construction of the outlet center, which is currently expected to be approximately 265,000 square feet upon total build out, began during the fourth quarter of 2005 with a scheduled opening in the fourth quarter of 2006.

In conjunction with the construction of the center and after year end, Wisconsin Dells closed on a construction loan in the amount of $30.25 million with Wells Fargo Bank, NA due in February 2009.  The construction loan is repayable on an interest only basis with interest floating based on the 30, 60 or 90 day LIBOR index plus 1.30%.  The construction loan incurred by this unconsolidated joint venture is collateralized by its property as well as joint and several guarantees by us and designated guarantors of our venture partner.

Deer Park Enterprise, LLC

In October 2003, Deer Park, a joint venture in which we have a one-third ownership interest, entered into a sale-leaseback transaction for the location on which it ultimately will develop a shopping center that will contain both outlet and big box retail tenants in Deer Park, New York.

In conjunction with the real estate purchase, Deer Park closed on a loan in the amount of $19 million due in October 2005 and a purchase money mortgage note with the seller in the amount of $7 million.  In October 2005, Bank of America extended the maturity of the loan until October 2006.  The loan with Bank of America incurs interest at a floating interest rate equal to LIBOR plus 2.00% and is collateralized by the property as well as joint and several guarantees by all three venture partners. The purchase money mortgage note bears no interest.  However, interest has been imputed for financial statement purposes at a rate which approximates fair value.

The sale-leaseback transaction consisted of the sale of the property to Deer Park for $29 million which was being leased back to the seller under an operating lease agreement.  At the end of the lease in May 2005, the tenant vacated the property.  However, the tenant did not satisfy all of the conditions necessary to terminate the lease and Deer Park is currently in litigation to recover from the tenant its on-going monthly lease payments and will continue to do so until recovered.  Annual rents due from the tenant are $3.4 million.  Deer Park intends to demolish the building and begin construction of the shopping center as soon as these conditions are satisfiedand Deer Park’s internal minimum pre-leasing requirements are met.  During 2005, we made additional equity contributions totaling $1.4 million to Deer Park.  Both of the other venture partners made equity contributions equal to ours during the periods described above.

Under the provisions of FASB Statement No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, current rents received from this project, net of applicable expenses, are treated as incidental revenues and will be recognized as a reduction in the basis of the assets, as opposed to rental revenues over the life of the lease, until such time that the current project is demolished and the intended assets are constructed.

Condensed combined summary financial information of joint ventures accounted for using the equity method is as follows (in thousands):

Summary Balance Sheets– Unconsolidated Joint Ventures
	2005	2004
Assets
Investment properties at cost, net	$ 64,915	$ 69,865
Construction in progress	15,734	---
Cash and cash equivalents	6,355	2,449
Deferred charges, net	1,548	1,973
Other assets	6,690	2,826
Total assets	$ 95,242	$ 77,113

Liabilities and Owners’ Equity
Mortgage payable	$ 61,081	$ 59,708
Construction trade payables	6,588	578
Accounts payable and other liabilities	1,177	702
Total liabilities	68,846	60,988
Owners’ equity	26,396	16,125
Total liabilities and owners’ equity	$ 95,242	$ 77,113

Summary Statements of Operations– Unconsolidated Joint Ventures:
	2005	2004	2003
Revenues	$ 10,909	$ 9,821	$ 8,178

Expenses:
Property operating	3,979	3,539	2,972
General and administrative	24	31	47
Depreciation and amortization	3,102	2,742	2,292
Total expenses	7,105	6,312	5,311
Operating income	3,804	3,509	2,867
Interest expense	2,161	1,532	1,371
Net income	$ 1,643	$ 1,977	$ 1,496

Tanger Factory Outlet Centers, Inc. share of:
Net income	$ 879	$ 1,042	$ 819
Depreciation (real estate related)	$ 1,493	$ 1,334	$ 1,101

6.     Disposition of Properties and Properties Held for Sale

2006 Transactions

In December 2005, we reclassified as held for sale the assets of our property in Pigeon Forge Tennessee which was sold in January 2006. Net proceeds received from the sale of the property were approximately $6.0 million. We recorded a gain on sale of real estate of approximately $3.6 million. We will continue to manage and lease the property for a fee. Based on the nature and amounts of the fees to be received, we have determined that our management relationship does not constitute a significant continuing involvement, and therefore we have shown the results of operations for all periods presented in discontinued operations.

The composition of the assets held for sale line item at December 31, 2005 consisted of $1.9 million of rental property, net; $687,000 of other assets and $73,000 of deferred charges, net.

2005 Transactions

In February 2005, we completed the sale of the outlet center on a portion of our property located in Seymour, Indiana and recognized a loss of $3.8 million, net of minority interest of $847,000. Net proceeds received from the sale of the center were approximately $2.0 million. We continue to have a significant involvement in this location by retaining several outparcels and significant excess land adjacent to the disposed property. As such, the results of operations from the property continue to be recorded as a component of income from continuing operations and the loss on sale of real estate is reflected outside the discontinued operations caption under the guidance of Regulation S-X 210.3-15.

2004 Transactions

In June and September 2004, we completed the sale of two non-core properties located in North Conway, New Hampshire and in Dalton, Georgia, respectively.  Net proceeds received from the sales of these properties were approximately $17.5 million.  We recorded a gain on sale of the North Conway, New Hampshire properties of approximately $2.1 million during the second quarter of 2004 and recorded a loss on the sale of the Dalton, Georgia property of approximately $3.5 million during the third quarter of 2004, resulting in a net loss for the year ended December 31, 2004 of $1.5 million which is included in discontinued operations.

2003 Transactions

In May and October 2003, we completed the sale of properties located in Martinsburg, West Virginia and Casa Grande, Arizona, respectively.  Net proceeds received from the sales of these properties were approximately $8.7 million.  We recorded a loss on sale of real estate of approximately $147,000 in discontinued operations.

Below is a summary of the results of operations of the disposed properties through their respective disposition dates and properties held for sale as presented in discontinued operations for the respective periods (in thousands):
Summary Statements of Operations – Disposed Properties and Assets Held for Sale:	2005	2004	2003

Revenues:
Base rentals	$ 2,674	$ 4,045	$ 6,572
Percentage rentals	67	73	101
Expense reimbursements	1,345	1,926	2,921
Other income	1,524	128	206
Total revenues	5,610	6,172	9,800
Expenses:
Property operating	2,041	2,782	3,997
Depreciation and amortization	722	1,286	2,569
Total expenses	2,763	4,068	6,566
Discontinued operations before
loss on sale of real estate	2,847	2,104	3,234
Loss on sale of real estate included in discontinued operations	---	(1,460)	(147)
Discontinued operations before
minority interest	2,847	644	3,087
Minority interest	(487)	(123)	(697)
Discontinued operations	$2,360	$521	$2,390

Outparcel Sales

Gains on sale of outparcels are included in other income in the consolidated statements of operations.  Cost is allocated to the outparcels based on the relative market value method.  One outparcel sale in North Branch, Minnesota was originally recorded in other income prior to the property being sold in March 2006.  The property’s results of operations, including the gain on sale of outparcel, have been reclassified into discontinued operations in accordance with FAS 144.  Below is a summary of outparcel sales that we completed during the years ended December 31, 2005 and 2004 (note there were no outparcel sales in 2003) (in thousands, except number of outparcels):
	2005	2004
Number of outparcels	2	5
Net proceeds	$1,853	$2,897
Gain on sale included in other income	$127	$1,510
Gain on sale included in discontinued operations	$1,427	---

7.      Deferred Charges

Deferred charges as of December 31, 2005 and 2004 consist of the following (in thousands):

	2005	2004
Deferred lease costs	$ 21,246	$ 18,731
Below market leases	(5,568)	(879)
Other intangibles	77,142	60,861
Deferred financing costs	7,505	9,728
	100,325	88,441
Accumulated amortization	(35,770)	(29,590)
	$ 64,555	$ 58,851

Amortization of deferred lease costs and other intangibles for the years ended December 31, 2005, 2004 and 2003 was $9,382,000, $11,700,000 and $2,162,000, respectively.  Amortization of deferred financing costs, included in interest expense in the accompanying Consolidated Statements of Operations, for the years ended December 31, 2005, 2004 and 2003 was $1,691,000, $1,454,000 and $1,304,000, respectively.

Estimated aggregate amortization expense of below market leases and other intangibles for each of the five succeeding years is as follows (in thousands):

Year	Amount
2006	$ 10,528
2007	8,184
2008	7,893
2009	7,731
2010	6,906
Total	41,242

8.   Long-Term Debt

Long-term debt at December 31, 2005 and 2004 consists of the following (in thousands):
	2005	2004
Senior, unsecured notes:
9.125% Senior, unsecured notes, maturing February 2008	$ 100,000	$ 100,000
6.150% Senior, unsecured notes, maturing November 2015,net of
discount of $901	249,099	---
Unsecured note:
Variable rate of LIBOR + .85%, maturing March 2008 (1)	53,500	53,500
Mortgage notes with fixed interest:
9.77%, maturing April 2005	---	13,807
9.125%, maturing September 2005	---	7,291
4.97%, maturing July 2008, including net premium of $5,771 and $9,346,
respectively	185,788	192,681
7.875%, scheduled maturity April 2009, repaid in October 2005	---	60,408
7.98%, scheduled maturity April 2009, repaid in October 2005	---	18,433
8.86%, maturing September 2010	15,445	15,722
Revolving lines of credit with variable interest rates of LIBOR +.85%, maturing
June 2008 (1)	59,775	26,165
	$ 663,607	$ 488,007

Certain of our properties, which had a net book value of approximately $506.6 million at December 31, 2005, serve as collateral for the fixed rate mortgages.

In October 2005, we repaid in full our mortgage debt outstanding with John Hancock Mutual Life Insurance Company totaling approximately $77.4 million, with interest rates ranging from 7.875% to 7.98% and an original maturity date of April 1, 2009.  As a result of the early repayment, we recognized a charge for the early extinguishment of the John Hancock mortgage debt of approximately $9.9 million.  The charge, which is included in interest expense, was recorded in the fourth quarter of 2005 and consisted of a prepayment premium of approximately $9.4 million and the write-off of deferred loan fees totaling approximately $0.5 million.

In November 2005, we closed on $250 million of 6.15% senior unsecured notes with net proceeds of approximately $247.2 million.  The ten year notes were issued by the Operating Partnership and were priced at 99.635% of par value.  The proceeds were used to fund a portion of the COROC acquisition described above in Note 3.

During 2004, we retired $47.5 million of 7.875% unsecured notes which matured in October 2004 with proceeds from our property and land parcel sales and amounts available under our unsecured lines of credit.  We also obtained the release of two properties which had been securing $53.5 million in mortgage loans with Wells Fargo Bank, thus creating an unsecured note with Wells Fargo Bank for the same face amount.

As part of the COROC acquisition, we assumed $186.4 million of cross-collateralized debt which has a stated, fixed interest rate of 6.59% and matures in July 2008.  We initially recorded the debt at its fair value of $198.3 million with an effective interest rate of 4.97%.  Accordingly, a debt premium of $11.9 million was recorded and is being amortized over the life of the debt.  When the remainder of the portfolio was acquired in November 2005, we recorded a debt discount of $883,000 with an effective interest rate of 5.25% to reflect the fair value of the debt deemed to have been acquired in the acquisition.  The net premium had a recorded value of $5.8 million and $9.3 million as of December 31, 2005 and 2004, respectively.

During 2005, we obtained an additional $25 million unsecured line of credit from Wells Fargo Bank, bringing the total committed unsecured lines of credit to $150 million.  In addition, we completed the extension of the maturity dates on all four of our unsecured lines of credit with Bank of America, Wachovia Corporation, Citigroup and Wells Fargo Bank until June of 2008.  Amounts available under these facilities at December 31, 2005 totaled $90.2 million.  Interest is payable based on alternative interest rate bases at our option.

The lines of credit require the maintenance of certain ratios, including debt service coverage and leverage, and limit the payment of dividends such that dividends and distributions will not exceed funds from operations, as defined in the agreements, for the prior fiscal year on an annual basis or 95% of funds from operations on a cumulative basis.  As of December 31, 2005 we were in compliance with all of our debt covenants.

Maturities of the existing long-term debt are as follows ($ in thousands):

Year	Amount
2006	$ 3,849
2007	4,121
2008	386,314
2009	394
2010	14,059
Thereafter	250,000
Subtotal	658,737
Net premium	4,870
Total	$ 663,607

9.   Derivatives and Fair Value of Financial Instruments

In September 2005, we entered into two forward starting interest rate lock protection agreements to hedge risks related to anticipated future financings in 2005 and 2008.  The 2005 agreement locked the US Treasury index rate at 4.279% on a notional amount of $125 million for 10 years from such date in December 2005.  This lock was unwound in the fourth quarter of 2005 in conjunction with the issuance of the $250 million of 6.15% senior unsecured notes due in 2015 discussed in Note 8 and, as a result we received a cash payment of $3.2 million.  The gain was recorded in other comprehensive income and is being amortized into earnings using the effective interest method over a 10 year period that coincides with the interest payments associated with the 6.15% senior unsecured notes due in 2015. The 2008 agreement locked the US Treasury index rate at 4.526% on a notional amount of $100 million for 10 years from such date in July 2008.  In November 2005, we entered into an additional agreement which locked the US Treasury index rate at 4.715% on a notional amount of $100 million for 10 years from such date in July 2008.  We anticipate unsecured debt transactions of at least the notional amount to occur in the designated periods. The US Treasury index rate lock agreements have been designated as cash flow hedges and are carried on the balance sheet at fair value.

During March 2005, TWMB, entered into an interest rate swap agreement with a notional amount of $35 million for five years to hedge floating rate debt on the permanent financing that was obtained in April 2005.  Under this agreement, TWMB receives a floating interest rate based on the 30 day LIBOR index and pays a fixed interest rate of 4.59%.  This swap effectively changes the rate of interest on $35 million of variable rate mortgage debt to a fixed rate debt of 5.99% for the contract period. TWMB’s interest rate swap agreement has been designated as a cash flow hedge and is carried on TWMB’s balance sheet at fair value.

In August 2004, TWMB’s $19 million interest rate swap agreement which hedged the floating rate construction loan obtained to build the center expired as scheduled.  Under this agreement, TWMB received a floating interest rate based on the 30 day LIBOR index and paid a fixed interest rate of 2.49%.  This swap effectively changed the payment of interest on $19 million of variable rate debt to fixed rate debt for the contract period at a rate of 4.49%.

In January 2003, an interest rate swap agreement with a notional amount of $25 million, designated as a cash flow hedge in accordance with the provisions of FAS 133, expired as scheduled.

In accordance with our derivatives policy, these derivatives were designated as cash flow hedges and assessed for effectiveness at the time the contract was entered into and will be assessed for effectiveness on an on-going basis at each quarter end.  Unrealized gains and losses related to the effective portion of our derivatives are recognized in other comprehensive income and gains or losses related to ineffective portions are recognized in the income statement.  At December 31, 2005, all of our derivatives were considered effective.

The following table summarizes the notional values and fair values of our derivative financial instruments as of December 31, 2005.  As of December 31, 2004, we did not hold any derivative financial instruments.

Financial Instrument Type	Notional Value	Rate	Maturity	Fair Value
TANGER PROPERTIES LIMITED PARTNERSHIP
US Treasury Lock	$100,000,000	4.526%	July 2008	$358,000
US Treasury Lock	$100,000,000	4.715%	July 2008	$(671,000)

TWMB, ASSOCIATES, LLC
LIBOR Interest Rate Swap	$35,000,000	4.59%	March 2010	$181,000

The carrying amount of cash equivalents approximates fair value due to the short-term maturities of these financial instruments.  The fair value of long-term debt at December 31, 2005 and 2004, estimated at the present value of future cash flows, discounted at interest rates available at the reporting date for new debt of similar type and remaining maturity, was approximately $670.0 million and $508.5 million, respectively.  The recorded values were $663.6 million and $488.0 million, respectively, as of December 31, 2005 and 2004.

10.   Shareholders’ Equity

In September 2005, we completed the issuance of 3.0 million of our common shares to certain advisory clients of Cohen & Steers Capital Management, Inc. at a net price of $27.09 per share, receiving net proceeds of approximately $81.1 million.  The proceeds were used to temporarily pay down amounts outstanding on our unsecured lines of credit.

Also in November 2005, we closed on the sale of 2,200,000 7.5% Class C Cumulative Preferred Shares with net proceeds of approximately $53.0 million.  The proceeds were used to fund a portion of the COROC acquisition discussed in Note 4.  We may not redeem our Class C Preferred Shares prior to November 14, 2010, except in limited circumstances to preserve our status as a REIT.  On or after November 14, 2010, we may redeem at our option our Class C Preferred Shares, in whole or from time to time in part, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions, if any, to the redemption date.  The Class C Preferred Shares have no stated maturity, are not subject to any sinking fund or mandatory redemptions and are not convertible or exchangeable for any of our other securities.  We pay annual dividends equal to $1.875 per share.

In December 2003, we completed a public offering of 4.6 million common shares at a price of $20.25 per share, receiving net proceeds of approximately $88.0 million.  The net proceeds were used together with other available funds to fund our portion of the equity required to purchase the COROC portfolio as mentioned in Note 4 above and for general corporate purposes.  In addition in January 2004, the underwriters of the December 2003 offering exercised in full their over-allotment option to purchase an additional 690,000 common shares at the offering price of $20.25 per share.  We received net proceeds of approximately $13.2 million from the exercise of the over-allotment.

In June 2003, we redeemed all of our outstanding Series A Preferred Shares held by the Preferred Stock Depositary in the form of Depositary Shares, each representing 1/10th of a Preferred Share.  The redemption price was $250 per Preferred Share ($25 per Depositary Share), plus accrued and unpaid dividends, if any, to, but not including, the redemption date.

In lieu of receiving the cash redemption price, holders of the Depositary Shares, at their option, could exercise their right to convert each Depositary Share into 1.802 common shares by following the instructions for, and completing the Notice of Conversion located on the back of their Depositary Share certificates.  Those Depositary Shares, and the corresponding Series A Preferred Shares, that were converted to common shares did not receive accrued and unpaid dividends, if any, but were entitled to receive common dividends declared after the date on which the Depositary Shares were converted to common shares.

On or after the redemption date, the Depositary Shares, and the corresponding Series A Preferred Shares, were no longer deemed to be outstanding, dividends on the Depositary Shares, and the corresponding Series A Preferred Shares, ceased to accrue, and all rights of the holders of the Depositary Shares, and the corresponding Series A Preferred Shares, ceased, except for the right to receive the redemption price and accrued and unpaid dividends, without interest thereon, upon surrender of certificates representing the Depositary Shares, and the corresponding Series A Preferred Shares.

In total, 787,008 of the Depositary Shares were converted into 1,418,156 common shares and we redeemed the remaining 14,889 Depositary Shares for $25 per share, plus accrued and unpaid dividends.  We funded the redemption, totaling approximately $372,000, from cash flows from operations.

11.   Shareholders’ Rights Plan

In July 1998, our Board of Directors declared a distribution of one Preferred Share Purchase Right (a “Right”) for each then outstanding common share to shareholders of record on August 27, 1998, directed and authorized the issuance of one Right with respect to each common share which shall become outstanding prior to the occurrence of certain specified events, and directed that proper provision shall be made for the issuance of Rights to the holders of the Operating Partnership’s units upon the occurrence of specified events.  The Rights are exercisable only if a person or group acquires 15% or more of our outstanding common shares or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common shares.  Each Right entitles shareholders to buy one-hundredth of a share of a new series of Junior Participating Preferred Shares at an exercise price of $120, subject to adjustment.

If an acquiring person or group acquires 15% or more of our outstanding common shares, an exercisable Right will entitle its holder (other than the acquirer) to buy, at the Right’s then-current exercise price, our common shares having a market value of two times the exercise price of one Right.  If an acquirer acquires at least 15%, but less than 50%, of our common shares, the Board may exchange each Right (other than those of the acquirer) for one common share (or one-hundredth of a Class B Preferred Share) per Right.  In addition, under certain circumstances, if we are involved in a merger or other business combination where we are not the surviving corporation, an exercisable Right will entitle its holder to buy, at the Right’s then-current exercise price, common shares of the acquiring company having a market value of two times the exercise price of one Right.  We may redeem the Rights at $.01 per Right at any time prior to a person or group acquiring a 15% position.  The Rights will expire on August 26, 2008.

12.  Earnings Per Share

A reconciliation of the numerators and denominators in computing earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share”, for the years ended December 31, 2005, 2004 and 2003 is set forth as follows (in thousands, except per share amounts):
	2005	2004	2003
NUMERATOR:
Income from continuing operations	$ 6,572	$ 6,524	$ 10,459
Loss on sale of real estate	(3,843)	---	---
Less applicable preferred share dividends	(538)	---	(806)
Income from continuing operations available
to common shareholders	2,191	6,524	9,653
Discontinued operations	2,360	522	2,390
Net income available to common shareholders	$ 4,551	$ 7,046	$ 12,043
DENOMINATOR:
Basic weighted average common shares	28,380	27,044	20,103
Effect of outstanding share and unit options	193	187	463
Effect of unvested restricted share awards	73	30	---
Diluted weighted average common shares	28,646	27,261	20,566

Basic earnings per common share:
Income from continuing operations	$ .08	$ .24	$ .48
Discontinued operations	.08	.02	.12
Net income	$ .16	$ .26	$ .60

Diluted earnings per common share:
Income from continuing operations	$ .08	$ .24	$ .47
Discontinued operations	.08	.02	.12
Net income	$ .16	$ .26	$ .59

Options to purchase common shares excluded from the computation of diluted earnings per share during 2005 and 2004 because the exercise price was greater than the average market price of the common shares totaled approximately 7,500 and 1,000 shares, respectively.  During 2003 there were no options excluded from the computation.  The assumed conversion of the preferred shares as of the beginning of each year would have been anti-dilutive.  The assumed conversion of the units held by TFLP as of the beginning of the year, which would result in the elimination of earnings allocated to the minority interest in the Operating Partnership, would have no impact on earnings per share since the allocation of earnings to an Operating Partnership unit is equivalent to earnings allocated to a common share.

Restricted share awards are included in the diluted earnings per share computation if the effect is dilutive, using the treasury stock method. If the share based awards were granted during the period, the shares issuable are weighted to reflect the portion of the period during which the awards were outstanding.

13.  Employee Benefit Plans

During the second quarter of 2004, the Board of Directors approved amendments to the Company’s Share Option Plan to add restricted shares and other share-based grants to the Plan, to merge the Operating Partnership’s Unit Option Plan into the Share Option Plan and to rename the Plan as the Amended and Restated Incentive Award Plan, which we refer to as the Incentive Award Plan.  The Incentive Award Plan was approved by a vote of shareholders at our Annual Shareholders’ Meeting.  The Board of Directors approved the grant of 212,250 restricted common shares to the independent directors and certain executive officers in April 2004 which vests ratably over 3 years in the case of independent directors and over 6 years in the case of certain executive officers.   As a result of the granting of the restricted common shares, we recorded deferred compensation of $4.1 million in the shareholders’ equity section of the consolidated balance sheet.

In March 2005, the Board of Directors approved the grant of 138,000 restricted common shares to the independent directors and certain executive officers.  As a result of the granting of the restricted common shares, we recorded deferred compensation of $3.1 million in the shareholders’ equity section of the consolidated balance sheet.  Compensation expense related to the amortization of the deferred compensation amount is being recognized in accordance with the vesting schedule of the restricted shares.  The independent directors’ restricted common shares vest ratably over a three year period.  The executive officer’s restricted common shares vest over a five year period with 50% of the award vesting ratably over that period and 50% vesting based on the attainment of certain market performance criteria.

We may issue up to 6.0 million shares under the Incentive Award Plan.  We have granted 3,602,700 options, net of options forfeited, and 350,250 restricted share awards through December 31, 2005.  Under the plan, the option exercise price is determined by the Share and Unit Option Committee of the Board of Directors.  Non-qualified share and unit options granted expire 10 years from the date of grant and 20% of the options become exercisable in each of the first five years commencing one year from the date of grant.  Units received upon exercise of unit options are exchangeable for common shares.  For the years ended December 31, 2005, 2004 and 2003 total compensation expense recognized in the consolidated statements of operations for share-based employee compensation awards was $1.6 million, $1.5 million and $102,000, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants in 2004 and 2005: expected dividend yield ranging from 5.3% to 6.5%; expected life of 7 years; expected volatility of 23%; and risk-free interest rates ranging from 3.71% to 3.99%.  There were no option grants in 2003.

Options outstanding at December 31, 2005 had the following exercise prices, weighted average exercise prices and weighted average remaining contractual lives:

	Options Outstanding			Options Exercisable
			Weighted average
		Weighted average	remaining contractual		Weighted average
Range of exercise prices	Options	exercise price	life in years	Options	exercise price
$9.3125 to $12.125	78,080	$ 9.95	3.65	78,080	$ 9.95
$15.0625 to $19.38	62,000	17.15	5.07	38,000	15.74
$19.415 to $23.96	492,160	19.49	8.33	83,900	19.48
	632,240	$18.08	7.43	199,980	$15.05

A summary of the status of the plan at December 31, 2005, 2004 and 2003 and changes during the years then ended is presented in the table and narrative below:

	2005		2004		2003
		Wtd Avg		Wtd Avg		Wtd Avg
	Shares	Ex. Price	Shares	Ex. Price	Shares	Ex. Price
Outstanding at beginning of year	818,120	$17.19	855,120	$12.72	2,637,400	$11.95
Grant	2,500	23.96	605,400	19.45	---	---
Exercised	(167,700)	13.64	(619,480)	13.18	(1,781,080)	11.58
Forfeited	(20,680)	19.42	(22,920)	18.69	(1,200)	9.32
Outstanding at end of year	632,240	$18.08	818,120	$17.19	855,120	$12.72
Exercisable at end of year	199,980	$15.05	144,920	$12.88	586,120	$14.02
Weighted average fair value
of options granted		$ 3.31		$ 2.18		$ ---

We have a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the “401(k) Plan”), which covers substantially all of our officers and employees. The 401(k) Plan permits our employees, in accordance with the provisions of Section 401(k) of the Code, to defer up to 20% of their eligible compensation on a pre-tax basis subject to certain maximum amounts.  Employee contributions are fully vested and are matched by us at a rate of compensation deferred to be determined annually at our discretion.  The matching contribution is subject to vesting under a schedule providing for 20% annual vesting starting with the second year of employment and 100% vesting after six years of employment.  The employer matching contribution expense for the years ended 2005, 2004 and 2003 were approximately $102,000, $87,000 and $76,000, respectively.

14.   Other Comprehensive Income

Total comprehensive income for the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):
	2005	2004	2003
Net income	$ 5,089	$ 7,046	$ 12,849
Other comprehensive income:
Payments received (gain) in settlement of $125 million
(notional amount) of US treasury rate lock, net of minority
interest of $548	2,676	---	---
Reclassification adjustment for amortization of gain on
settlement of US treasury rate lock included in net income,
net of minority interest of $(7)	(33)	---	---
Change in fair value of treasury rate locks,
net of minority interest of $(53)	(260)	---	---
Change in fair value of our portion of TWMB cash
flow hedge, net of minority interest of $15, $37 and $12	75	45	44
Change in fair value of cash flow hedge,
net of minority interest of $24	---	---	74
Other comprehensive income	2,458	45	118
Total comprehensive income	$ 7,547	$ 7,091	$ 12,967

15.  Supplementary Income Statement Information

The following amounts are included in property operating expenses for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003
Advertising and promotion	$ 16,211	$ 15,287	$ 9,834
Common area maintenance	28,404	25,071	14,765
Real estate taxes	12,930	12,454	8,969
Other operating expenses	6,547	6,161	4,754
	$ 64,092	$ 58,973	$ 38,322

16.  Lease Agreements

We are the lessor of over 1,800 stores in our 31 wholly owned factory outlet centers, under operating leases with initial terms that expire from 2006 to 2030.  Most leases are renewable for five years at the lessee’s option. Future minimum lease receipts under non-cancelable operating leases as of December 31, 2005 are as follows (in thousands):

2006	$ 115,279
2007	96,549
2008	74,867
2009	56,099
2010	34,422
Thereafter	42,878
$ 420,094

17.Commitments and Contingencies

We purchased the rights to lease land on which two of the outlet centers are situated for $1.5 million.  These leasehold rights are being amortized on a straight-line basis over 30 and 40 year periods, respectively.  Accumulated amortization was $860,000 and $811,000 at December 31, 2005 and 2004, respectively.

Our non-cancelable operating leases, with initial terms in excess of one year, have terms that expire from 2006 to 2085.  Annual rental payments for these leases totaled approximately $2,949,000, $2,927,000 and $2,572,000, for the years ended December 31, 2005, 2004 and 2003, respectively.  Minimum lease payments for the next five years and thereafter are as follows (in thousands):

2006	$ 3,115
2007	2,988
2008	2,659
2009	2,271
2010	2,024
Thereafter	83,420
$ 96,477

We are also subject to legal proceedings and claims which have arisen in the ordinary course of our business and have not been finally adjudicated.  In our opinion, the ultimate resolution of these matters will have no material effect on our results of operations, financial condition or cash flows.

Commitments to complete construction of properties and other capital expenditure requirements amounted to approximately $34.4 million at December 31, 2005.  Commitments for construction represent only those costs contractually required to be paid by us.

18. Subsequent Events

In January 2006, we completed the sale of our property located in Pigeon Forge, Tennessee.  Net proceeds received from the sale of the property were approximately $6.0 million.  We recorded a gain on sale of real estate of approximately $3.6 million.  The property was classified as assets held for sale as of December 31, 2005 and its results of operations included in discontinued operations.

In February 2006, we completed the sale of an additional 800,000 Class C Preferred Shares at a price of $24.51 per share.  Net proceeds were approximately $19.5 million and were used to repay amounts outstanding on our unsecured lines of credit.

19. Quarterly Financial Data (Unaudited)

We have reclassified amounts previously reported in the quarterly financial results for the years ended December 31, 2005 and December 31, 2004 to give effect to the reclassification of revenues, expenses and gains or losses on sales of real estate to discontinued operations based upon the application of FAS 144 for the sale of real estate with separate, identifiable cash flows in which we have no significant continuing involvement.  The following table sets forth the reclassified summary quarterly financial information for the years ended December 31, 2005 and 2004 (unaudited and in thousands, except per common share data).

	Year Ended December 31, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$46,965	$47,577	$50,593	$53,626
Operating income	15,469	18,480	19,538	20,524
Income (loss) from
continuing operations	662	3,154	4,120	(1,364)
Net income (loss)	(2,929)	3,480	4,413	125

Basic earnings per share
Income (loss) from
continuing operations	$(.12)	$.12	$.15	$(.06)
Net income (loss)	(.11)	.13	.16	(.01)

Diluted earnings per share
Income (loss) from
continuing operations	$(.12)	$.11	$.14	$(.06)
Net income (loss)	(.11)	.13	.15	(.01)

	Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$ 43,941	$ 47,393	$ 47,992	$51,157
Operating income	15,897	17,173	16,318	19,813
Income from continuing operations	493	1,575	458	3,999
Net income (loss)	1,012	3,745	(2,015)	4,304

Basic earnings per share
Income from
continuing operations	$.02	$.06	$.02	$.15
Net income (loss)	.04	.14	(.07)	.16

Diluted earnings per share
Income from
continuing operations	$.02	$.06	$.02	$.15
Net income (loss)	.04	.14	(.07)	.16
(1) Quarterly amounts may not add to annual amounts due to the effect of rounding on a quarterly basis.

 20.    Discontinued Operations Reclassification

Subsequent to the filing of our Form 10-K for the period ended December 31, 2005 and in order to comply with SEC filing requirements regarding our Form S-3 registration statement, we have amended the consolidated financial statements to reclassify the results of operations of our North Branch, Minnesota property to discontinued operations.  This property was sold on March 31, 2006 and was not accounted for as a property held for sale at December 31, 2005.

TANGER FACTORY OUTLET CENTERS, INC. and SUBSIDIARIES
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
For the Year Ended December 31, 2005 (In thousands)
Description			Initial cost to Company		Costs Capitalized Subsequent to Acquisition (Improvements)		Gross Amount Carried at Close of Period 12/31/05 (1)
Outlet Center Name	Location	Encum-brances (4)	Land	Buildings, Improve-ments & Fixtures	Land	Buildings Improve-ments & Fixtures	Land	Buildings, Improve-ments & Fixtures	Total	Accumulated Depreciation	Date of Construction	Life Used to Compute Depreciation in Income Statement
Barstow	Barstow, CA	$ ---	$ 3,672	$ 12,533	$ ---	$6,286	$3,672	$18,819	$22,491	$8,028	1995	(2)
Blowing Rock	Blowing Rock, NC	9,201	1,963	9,424	---	3,118	1,963	12,542	14,505	3,615	1997 (3)	(2)
Boaz	Boaz, AL	---	616	2,195	---	2,350	616	4,545	5,161	3,009	1988	(2)
Branson	Branson, MO	---	4,407	25,040	---	9,275	4,407	34,315	38,722	17,466	1994	(2)
Charleston	Charleston, SC	---	9,987	13,436	---	---	9,987	13,436	23,423	---	Under const.	--
Commerce I	Commerce, GA	---	755	3,511	492	12,533	1,247	16,044	17,291	7,732	1989	(2)
Commerce II	Commerce, GA	---	1,262	14,046	541	21,626	1,803	35,672	37,475	13,873	1995	(2)
Foley	Foley, AL	31,503	4,400	82,410	693	15,503	5,093	97,913	103,006	5,801	2003 (3)	(2)
Gonzales	Gonzales, LA	---	679	15,895	---	6,332	679	22,227	22,906	13,334	1992	(2)
Hilton Head	Blufton, SC	18,069	9,900	41,504	469	1,832	10,369	43,336	53,705	3,327	2003 (3)	(2)
Howell	Howell, MI	---	2,250	35,250	---	1,457	2,250	36,707	38,957	4,153	2002 (3)	(2)
Kittery-I	Kittery, ME	---	1,242	2,961	229	1,671	1,471	4,632	6,103	3,308	1986	(2)
Kittery-II	Kittery, ME	---	1,450	1,835	---	726	1,450	2,561	4,011	1,551	1989	(2)
Lancaster	Lancaster, PA	---	3,691	19,907	---	13,333	3,691	33,240	36,931	14,887	1994 (3)	(2)
Lincoln City	Lincoln City, OR	10,171	6,500	28,673	268	1,473	6,768	30,146	36,914	2,266	2003 (3)	(2)
Locust Grove	Locust Grove, GA	---	2,558	11,801	---	15,353	2,558	27,154	29,712	10,211	1994	(2)
Myrtle Beach 501	Myrtle Beach, SC	22,367	10,236	57,094	---	8,424	10,236	65,518	75,754	4,110	2003 (3)	(2)
Nags Head	Nags Head, NC	6,244	1,853	6,679	---	3,046	1,853	9,725	11,578	3,210	1997 (3)	(2)
North Branch	North Branch, MN	---	243	5,644	88	4,170	331	9,814	10,145	6,383	1992	(2)
Park City	Park City, UT	12,309	6,900	33,597	343	7,436	7,243	41,033	48,276	2,512	2003 (3)	(2)
Rehoboth	Rehoboth Beach, DE	38,524	20,600	74,209	1,876	17,795	22,476	92,004	114,480	5,240	2003 (3)	(2)
Riverhead	Riverhead, NY	---	---	36,374	6,152	75,781	6,152	112,155	118,307	42,526	1993	(2)
San Marcos	San Marcos, TX	---	1,801	9,440	16	39,246	1,817	48,686	50,503	18,579	1993	(2)
Sanibel	Sanibel, FL	---	4,916	23,196	---	6,847	4,916	30,043	34,959	6,988	1998 (3)	(2)
Sevierville	Sevierville, TN	---	---	18,495	---	35,107	---	53,602	53,602	15,376	1997 (3)	(2)
Seymour	Seymour, IN	---	1,114	2,143	---	---	1,114	2,143	3,257	1,554	1994	(2)
Terrell	Terrell, TX	---	708	13,432	---	6,621	708	20,053	20,761	10,800	1994	(2)
Tilton	Tilton, NH	12,709	1,800	24,838	29	2,198	1,829	27,036	28,865	1,835	2003 (3)	(2)
Tuscola	Tuscola, IL	19,739	1,600	15,428	43	38	1,643	15,466	17,109	1,336	2003 (3)	(2)
West Branch	West Branch, MI	---	319	3,428	120	8,083	439	11,511	11,950	5,349	1991	(2)
Westbrook	Westbrook, CT	14,626	6,264	26,991	4,233	1,127	10,497	28,118	38,615	2,419	2003 (3)	(2)
Williamsburg	Williamsburg, IA	---	706	6,781	718	15,187	1,424	21,968	23,392	12,987	1991	(2)
		$195,462	$114,392	$678,190	$16,310	$343,974	$130,702	$1,022,164	$1,152,866	$253,765

(1)   Aggregate cost for federal income tax purposes is approximately $934,645.  Building, improvements & fixtures includes amounts included in construction in progress on the consolidated balance sheet.
(2)   The Company generally uses estimated lives ranging from 25 to 33 years for buildings and 15 years for land improvements.  Tenant finishing allowances are depreciated over the initial lease term.
(3)   Represents year acquired.
(4)   Excludes net mortgage premium of $5,771.

TANGER FACTORY OUTLET CENTERS, INC. and SUBSIDIARIES
SCHEDULE III – (Continued)
REAL ESTATE AND ACCUMULATED DEPRECIATION
For the Year Ended December 31, 2005
(In Thousands)

The changes in total real estate for the three years ended December 31, 2005 are as follows:

	2005	2004	2003
Balance, beginning of year	$1,077,393	$ 1,078,553	$ 622,399
Acquisition of real estate	47,369	---	463,875
Improvements	45,684	23,420	9,342
Dispositions and assets held for sale	(17,580)	(24,580)	(17,063)
Balance, end of year	$1,152,866	$1,077,393	$ 1,078,553

The changes in accumulated depreciation for the three years ended December 31, 2005 are as follows:

	2005	2004	2003
Balance, beginning of year	$224,622	$192,698	$174,199
Depreciation for the period	38,137	38,968	27,211
Dispositions and assets held for sale	(8,994)	(7,044)	(8,712)
Balance, end of year	$253,765	$224,622	$192,698